Exhibit 99.1

pressrelease

Contacts:
Media Relations	Investor Relations
Mike Jacobsen, APR	Steve Virostek
+1 330 490 3796	+1 330 490 6319
michael.jacobsen@diebold.com	stephen.virostek@diebold.com

FOR IMMEDIATE RELEASE:

March 30, 2016

DIEBOLD ANNOUNCES COMMENCEMENT OF $500 MILLION SENIOR NOTES OFFERING IN CONNECTION WITH THE PLANNED ACQUISITION OF WINCOR NIXDORF

NORTH CANTON, Ohio – Diebold, Incorporated (NYSE: DBD) today announced that it has commenced, subject to market conditions, an offering of $500 million of senior notes due 2024 in an offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) in connection with the proposed acquisition of Wincor Nixdorf Aktiengesellschaft (“Wincor Nixdorf”). It is expected that the senior notes will be guaranteed by certain of Diebold’s existing and future domestic subsidiaries on a senior unsecured basis.

Diebold intends to use the net proceeds from the offering of the senior notes, along with a portion of the cash proceeds from the completed sale of its North America electronic security business and borrowings from its senior credit facility, to pay the cash portion of the consideration for tendered Wincor Nixdorf shares, to purchase additional Wincor Nixdorf ordinary shares, to refinance a portion of its and Wincor Nixdorf’s debt, to pay related fees and expenses, and for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The senior notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The senior notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Diebold

Diebold, Incorporated (NYSE: DBD) provides the technology, software and services that connect people around the world with their money – bridging the physical and digital worlds of cash conveniently, securely and efficiently. Since its founding in 1859, Diebold has evolved to become a leading provider of exceptional self-service innovation, security and services to financial, commercial, retail and other markets.

Diebold has approximately 15,000 employees worldwide and is headquartered near Canton, Ohio, USA.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS RELATING TO THE PROPOSED ACQUISITION OF WINCOR NIXDORF

In connection with the proposed acquisition of Wincor Nixdorf, Diebold has made a tender offer for all ordinary shares of Wincor Nixdorf and filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”), which was declared effective by the SEC on February 5, 2016, that includes a prospectus of Diebold to be used in connection with the tender offer. In addition, on February 4, 2016, the German Federal Financial Supervsiory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) approved the publication of the German offer document in connection with the tender offer (the “offer document“). Diebold has published the offer document on February 5, 2016. The acceptance period for the tender offer expired at the end of March 22, 2016 (Central European Time), and a statutory additional acceptance period has begun on March 30, 2016, and will end on April 12, 2016, 24:00 hours (Central European Summer Time).

INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROSPECTUS RELATING TO THE TENDER OFFER AND THE OFFER DOCUMENT, AS WELL AS OTHER DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC OR BAFIN OR PUBLISHED AT DIEBOLD’S WEBSITE AT WWW.DIEBOLD.COM UNDER THE INVESTOR RELATIONS SECTION, REGARDING THE PROPOSED BUSINESS COMBINATION AND THE TENDER OFFER BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the prospectus relating to the tender offer, an English translation of the offer document, and other related documents filed by Diebold with the SEC on the SEC’s website at www.sec.gov. The prospectus relating to the tender offer and other documents relating thereto may also be obtained for free by accessing Diebold’s website at www.diebold.com under the Investor Relations section. You may obtain a free copy of the offer document on BaFin’s website at www.bafin.de, and, along with an English translation thereof, at Diebold’s website at www.diebold.com under the Investor Relations section. Further, you may obtain a copy of the offer document free of charge from Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany, or by e-mail to dct.tender-offers@db.com or by telefax to +49 69 910 38794.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Wincor Nixdorf or Diebold. Terms and further provisions regarding the tender offer are disclosed in the offer document, which was published on February 5, 2016, and in related documents filed or that will be filed with the SEC. Investors and holders of Wincor Nixdorf shares, or of such instruments conferring a right to directly or indirectly acquire Wincor Nixdorf shares, are strongly encouraged to read the prospectus relating to the tender offer, the offer document and all documents in connection with the tender offer because these documents contain important information.

No offering of Diebold shares will be made except by means of a prospectus meeting the requirements of section 10 of the U.S. Securities Act of 1933, as amended, and a German offer document in accordance with applicable European regulations, including the German Securities Acquisition and Takeover Act and the German Securities Prospectus Act (Wertpapierprospektgesetz). Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the tender offer would not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those concerning the anticipated benefits of the announced proposed acquisition of Wincor Nixdorf. Statements can generally be identified as forward-looking because they include words such as “will,” “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe Diebold’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect Diebold’s results include, among others: Diebold’s ability to successfully consummate the acquisition of Wincor Nixdorf and the offering of the senior notes; the effects of governmental regulation on Diebold’s and Wincor Nixdorf’s businesses or the acquisition; the ability to obtain regulatory approvals and meet other conditions to the acquisition on a timely basis; changes in the conditions of the debt market; adverse changes in interest rates; risks associated with Diebold’s indebtedness, including compliance with its financial covenants; international, national or local economic conditions that could adversely affect Diebold, Wincor Nixdorf or their customers; and other factors described in Diebold’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents that Diebold files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. Diebold assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.